                                                                      EXHIBIT 11

                  COMPUTATION OF NET INCOME PER COMMON SHARE
         (amounts in thousands except share and per share information)


                                                                           For the years ended December 31,
                                                                         1997            1996            1995
                                                                         ----            ----            ----
                                                                                       (Restated)     (Restated)
Income (loss) from continuing operations.............................  $   (1,453)    $     (138)     $     1,329
Loss from discontinued operations....................................           -              -           (4,034)
                                                                       ----------     ----------      -----------
Net Loss.............................................................  $   (1,453)    $     (138)     $    (2,705)
                                                                       ==========     ==========      ===========

Weighted average shares outstanding...................................  9,457,938      9,323,440        9,173,156

Dilutive common stock equivalents
 (net of common stock deemed
 reacquired) based on average
 market price........................................................           -              -          552,074
                                                                       ----------     ----------      -----------
Diluted common and common
 equivalent shares...................................................   9,457,938      9,323,440        9,725,230
                                                                       ==========     ==========      ===========

Income (loss) per common and common equivalent share:
    Basic:
         From continuing operations..................................  $     (.15)    $     (.01)     $       .14
                                                                       ==========     ==========      ===========
         From discontinued operations................................  $        -     $        -      $      (.44)
                                                                       ==========     ==========      ===========
         Net loss....................................................  $     (.15)    $     (.01)     $      (.29)
                                                                       ==========     ==========      ===========
    Diluted:
         From continuing operations..................................  $     (.15)    $     (.01)     $       .14
                                                                       ==========     ==========      ===========
         From discontinued operations................................  $        -     $        -      $      (.41)
                                                                       ==========     ==========      ===========
         Net loss....................................................  $     (.15)    $     (.01)     $      (.28)
                                                                       ==========     ==========      ===========